Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-3 (File No. 333-212247), effective June 30, 2016, (ii) Post-Effective Amendment Number 3 on Form S-1 (File No. 333-195081), effective June 23, 2016, (iii) Post-Effective Amendment Number 3 on Form S-1 (File No. 333-191743), effective June 23, 2016, (iv) Post-Effective Amendment Number 2 on Form S-1 (File No. 333-197482), effective June 23, 2016, (v) Form S-8 (File No. 333-196511), effective June 4, 2014 and (vi) Form S-8 (File No. 333-219407), effective July 21, 2017 of IZEA, Inc. of our report dated April 17, 2018, relating to the consolidated financial statements which appear in this Form 10-K.

/s/ BDO USA, LLP

Tampa, Florida
April 17, 2018